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                                                                    EXHIBIT 99.1


FLAGSTAR CAPITAL CORPORATION MAILS NOTICE OF REDEMPTION OF 8.50% NONCUMULATIVE EXCHANGEABLE PREFERRED STOCK, SERIES A

Troy, Mich., May 30, 2003 -- Flagstar Capital Corporation (NYSE: FBC-P) today mailed notices of redemption to the current holders of its 2,300,000 outstanding shares of 8.50% Noncumulative Exchangeable Preferred Stock, Series A (the "Preferred Shares"). The Preferred Shares will be redeemed as of June 30, 2003 for their redemption price of $25.00 per share, plus accrued and unpaid dividends through the redemption date of $0.53125 per share. Dividends on the Preferred Shares will cease to accrue on June 30, 2003.

Following the redemption date, the Preferred Shares will cease to be outstanding, and holders of the Preferred Shares will have no rights other than the right to receive the accrued and unpaid dividends and to receive the redemption price, without interest, upon surrender of certificates representing the Preferred Shares. Payment of the redemption price will be made only upon presentation and surrender of certificates representing the Preferred Shares to Registrar and Transfer Company, as redemption agent, during its usual business hours at the addresses specified in the Notice of Redemption.

For additional information on redeeming the Preferred Shares, shareholders should contact Registrar and Transfer Company, the transfer agent, registrar and dividend disbursing agent for this issue, at (800) 368-5948.

A Letter of Transmittal containing further information regarding the redemption of the Preferred Shares will be mailed to holders of the Preferred Shares on or prior to June 13, 2003.

Flagstar Capital Corporation is a third tier subsidiary of Flagstar Bancorp (NYSE: FBC), the second largest banking institution headquartered in Michigan. During both 2001 and 2002, Flagstar was the most profitable publicly traded banking institution in the nation, based on its return on equity.

Flagstar Bank operates 94 banking centers in Michigan and Indiana, 101 loan origination offices located in 21 states, along with 15 correspondent lending offices across the country.